Exhibit 99.1

For Immediate Release

Contact: Charles E. Mazur, Jr. at (724) 485-4340

CONSOL Energy Reports Earnings for Fourth Quarter 2008

PITTSBURGH (January 29, 2009) – CONSOL Energy Inc. (NYSE:CNX), a high-Btu bituminous coal and natural gas company, had net income of $176 million for the three months ended December 31, 2008 versus $7 million in the same period a year ago.

CONSOL Energy reported several records for fiscal year 2008, including net income of $442.5 million (excluding the 2005 gas sale), operating cash flows of $1.0 billion and EBITDA of $1.1 billion. CNX Gas (NYSE:CXG) also set several records of its own during the year, including production of 76.6 billion cubic feet and net income of $239.1 million.

For 2009, the company has more than 95 percent of its planned coal production priced at an average realized price of $61.56 per ton, more than 26 percent higher than 2008 realized pricing. CNX Gas has nearly 50 percent of its planned 2009 gas production hedged at an average price of $9.74 per thousand cubic feet.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended Dec. 31, 2008	Quarter Ended Dec. 31, 2007	Twelve Months Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2007
Total Revenue and Other Income	$1,242.7	$918.6	$4,652.4	$3,762.2
Net Income	$176.3	$6.8	$442.5	$267.8
Earnings Per Share – diluted	$0.97	$0.04	$2.40	$1.45
Net Cash from Operating Activities	$346.2	$88.0	$1,029.5	$684.0
EBITDA	$360.1	$116.3	$1,075.2	$746.7
EBIT	$255.3	$26.4	$685.6	$422.0
Capital Expenditures	$321.7	$217.5	$1,061.7	$1,039.8
Cash (Provided by) Used in Other Investing Activities*	$55.4	$(16.5)	$37.2	$(67.7)

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates.

*	Represents net cash used in investment in Equity Affiliates, Proceeds from Sales of Assets and purchases of CNX Gas stock.

“This was a very strong quarter for us financially and operationally,” said J. Brett Harvey, president and chief executive officer. “Total revenues were more than $1.2 billion, earnings were $0.97 per diluted share and cash flows from operations were nearly $350 million. Both our coal and gas segments reported improved pricing and production, and they did an excellent job managing costs.” Harvey noted that for the year ended December 31, 2008, CONSOL Energy reported the highest amount of total sales revenue and cash from operations in the history of the company.

Period-To-Period Analysis of Financial Results for the Quarter

Total Revenue and Other Income increased 35.3 percent, due to higher average realized pricing and higher sales volumes for coal and gas for the quarter just ended and lower sales in last year’s fourth quarter of high value, metallurgical grade coal.

Net Cash from Operating Activities was $346.2 million for the quarter just ended, compared with $88.0 million for the December 2007 quarter, an increase of 293.4 percent. The improvement in Net Cash from Operating Activities reflects higher net income attributable to higher realized pricing for the coal and gas segment, higher coal and gas sales volumes, and timing of working capital.

Total costs increased 6.4 percent, mainly due to higher cost of goods sold, and higher depreciation, depletion and amortization, as described below.

Cost of Goods Sold and Other Operating Charges (including Purchased Gas Costs and Gas Royalty Interest Costs) increased 19.9 percent, primarily reflecting higher unit costs for coal and gas.

Depreciation, Depletion and Amortization increased 16.7 percent, primarily reflecting various coal assets and other projects placed in service after the 2007 period.

Interest expense was down $3.2 million or 27.5 percent for the period-to-period comparison, due to lower interest on unrecognized tax benefits and lower interest rates in the 2008 period when compared with the same period last year.

CONSOL Energy recognized a $56 million reduction of expenses related to new legislation which allowed for refunds of previously paid black lung excise taxes including related interest.

Taxes Other Than Income increased 10.7 percent, primarily due to higher production taxes.

Liquidity

As of December 31, 2008, CONSOL Energy (excluding CNX Gas) had $485.0 million of short-term debt and $380.8 million in total liquidity, which is comprised of $136.6 million of cash and $244.2 million available to be borrowed under its $1.0 billion bank facility. As of December 31, 2008, CNX Gas Corporation had $72.7 million of short-term debt and $114.3 million in total liquidity, which is comprised of $1.9 million of cash and $112.4 million available to be borrowed under its $200.0 million bank facility.

Coal Operations

	Quarter Ended Dec. 31, 2008		Quarter Ended Dec. 31, 2007		Twelve Months Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2007
Total Coal Sales (millions of tons)	17.3		16.0		66.2	65.5
Sales – Company Produced (millions of tons)	16.9		15.9		64.6	64.9
Coal Production (millions of tons)	17.5	*	15.8	*	65.1	64.6
Average Realized Price Per Ton – Company Produced	$51.88		$40.66		$48.77	$40.60
Operating Costs Per Ton	$30.01		$26.34		$31.36	$25.49
Non-Operating Charges Per Ton	$5.37		$4.79		$5.53	$4.68
DD&A Per Ton	$4.16		$3.99		$4.19	$3.52
Total Cost Per Ton – Company Produced	$39.54		$35.12		$41.08	$33.69
Operating Margins Per Ton	$21.87		$14.32		$17.41	$15.11
Financial Margins Per Ton**	$12.35		$5.54		$7.69	$6.91

Sales and production include CONSOL Energy’s portion from equity affiliates and consolidated variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, as well as production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced.

*	Includes 1.5 and 0.1 million tons of metallurgical grade coal for the quarters ended December 31, 2008 and 2007 respectively.
**	May not add due to rounding.

Coal segment operating and financial margins increased for the quarter-to-quarter comparison due to higher realized prices per ton in the quarter just ended.

“Coal operations ended the year on a strong note,” Harvey said. “Coupled with the strength in coal prices, coal operations delivered record margins for the quarter.”

Sales of company-produced coal were up for the quarter-to-quarter comparison due to higher production attributable to Buchanan Mine operating in the fourth quarter of 2008.

Average realized price was up $11.22 per ton, or 27.6 percent in the period-to-period comparison, primarily reflecting a general increase in market prices compared with last year.

Production, period-to-period, was up 10.8 percent, or 1.7 million tons, and was primarily attributable to fourth quarter production in 2008 from Buchanan Mine.

In the period-to-period comparison, total costs were up $4.42 per ton, or 12.6 percent. Operating costs for company-produced coal in the period-to-period comparison increased $3.67 per ton, or 13.9 percent, primarily due to higher maintenance and supply costs, and higher labor costs.

Maintenance and supply costs represented more than half of the total increase in operating costs period-to-period. Higher costs reflect: increased sealing of mined-out areas of underground mines, including the use of more costly and higher strength seals required by new safety regulations; use of more roof control supplies due to mining conditions, due to increases in the amount of areas being developed, as well as the use of a new, non-combustible, temporary roof support that is more expensive than conventional wood roof supports.

Operating margins were up $7.55 per ton, an increase of 52.7 percent period-to-period, due to higher realized pricing per ton in the quarter just ended. Financial margins were up $6.81 per ton, an increase of 122.9 percent period-to-period, also due to higher realized pricing.

Other Coal Activities

CNX Marine Terminals increased loadings of coal for export year-over-year. For calendar year 2008, the coal terminal loaded approximately 11.0 million tons of coal, a 26.4 percent increase over the previous year. The terminal has a throughput capacity of about 12 million tons per year and has 1.2 million tons of ground storage capacity.

Gas Operations

CNX Gas Corporation (NYSE:CXG), 83.3 percent of which is owned by CONSOL Energy, reported total net income of $57.5 million for the quarter ended December 31, 2008, compared with $29.9 million in the same period a year earlier. CNX Gas Corporation issued its earnings release on January 29, 2009. Additional information regarding CNX Gas Corporation financial and operating results for the quarter are available in their release and can be found in the investor section of their website: http://www.cnxgas.com

Share Repurchase

CONSOL’s Board of Directors authorized a share repurchase program of up to $500 million of the company’s common stock during a 24 month period beginning September 9, 2008.

The share repurchase plan will be used from time-to-time depending on a number of factors including: current market conditions; the company’s financial outlook; business conditions, including cash flows and internal capital requirements; as well as alternative investment options.

During the quarter just ended, the company repurchased approximately 1.6 million shares of CONSOL Energy at an average price of $32.95. There is approximately $402.4 million, or 80.5 percent, of unused capacity under the share repurchase program that may be used periodically, as the company monitors general conditions in the equity and debt markets.

CONSOL Energy’s Board of Directors also has authorized a purchase program for shares of CNX Gas Corporation (NYSE:CXG) common stock for an aggregate purchase price of up to $150 million. The authorization, which is not intended to take CNX Gas private, is effective as of October 21, 2008 for a 24 month period. Purchases will be made from time to time at such prices, and on such terms and quantities as CONSOL Energy management shall determine to be advantageous to the company and its shareholders.

During the quarter just ended, the company purchased approximately 2.5 million shares of CNX Gas at an average price of $26.53. There is approximately $82.8 million,

or 55.2 percent, of unused capacity under the share purchase program that may be used periodically, as the company monitors general conditions in the equity and debt markets.

CONSOL Energy Inc. currently owns approximately 83.3 percent of the outstanding shares of CNX Gas common stock. Of the total number of shares outstanding, approximately 25.2 million are owned by shareholders other than CONSOL Energy Inc.

Outlook

Because of uncertainties surrounding the U.S. and global economies, CONSOL Energy plans to adopt a cautious approach to capital expenditures and cash management, and therefore is altering its usual practice of issuing annual capital expenditure and production projections. The company expects to limit capital spending in the early part of the year in order to retain the ability to adjust spending to prevailing economic conditions. Furthermore, the company expects to continue expenditures on projects, such as overland belt projects or longwall face extensions. However, the company does not expect to commit the entire authorized capital budget for coal until it has a clearer understanding of the state of the economy and demand for coal. All other coal capital expenditures will be treated as discretionary and will be evaluated over the course of the year.

GUIDANCE*

	2009	2010	2011	2012
COAL
Tons Committed and Priced (millions of tons at Jan.12, 2009)	63.9	30.4	17.8	5.8
Avg. Realized Price/Ton Committed & Priced	$61.56	$49.22	$47.89	$46.33

*	For 2009, 0.8 million tons are capped at a maximum average price of $46.50 per ton; for 2010, 8.0 million tons are capped at a maximum average price of $51.30 per ton; for 2011, 5.9 million tons are capped at a maximum average price of $60.06 per ton; and for 2012, 5.8 million tons are capped at a maximum average price of $51.58 per ton.

Production Targets

CONSOL Energy has established a production target of 65 million tons of coal for calendar year 2009. For the first quarter of 2009, CONSOL Energy expects production to be approximately 16.0 million tons. CNX Gas reiterated its previously announced guidance of 85 billion cubic feet of natural gas for calendar year 2009.

Outlook Summary

“CONSOL Energy’s low-cost position in coal and gas production should allow us to remain financially strong even as the world moves through this period of global economic discontinuity,” said Harvey. “We expect to aggressively manage coal production at our mines, carefully maintain our relatively low inventory levels, and maximize our cash flows during this period of tight credit markets and cloudy economic outlook.”

# # #

CONSOL Energy Inc., a high-Btu bituminous coal and coal bed methane company, is a member of the Standard & Poor’s 500 Equity Index and has annual revenues of $4.7 billion. It has 17 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. CONSOL Energy was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002, 2003 and 2004. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy Inc.

EBIT & EBITDA

(000) Omitted

	Quarter Ended 12/31/08	Quarter Ended 12/31/07	Twelve Months Ended 12/31/08	Twelve Months Ended 12/31/07
Net Income	$176,322	$6,787	$442,470	$267,782

Add: Interest Expense	8,412	11,594	36,183	30,851
Less: Interest Income	(31,035)	(1,134)	(33,013)	(12,792)
Add: Income Taxes	101,569	9,173	239,934	136,137

Earnings Before Interest & Taxes (EBIT)	255,268	26,420	685,574	421,978

Add: Depreciation, Depletion & Amortization	104,830	89,835	389,621	324,715

Earnings Before Interest, Taxes and DD&A (EBITDA)	$360,098	$116,255	$1,075,195	$746,693

For purposes of this press release, references to “CONSOL Energy,” the “company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: reliance on customers extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge and other systems that deliver our coal, or pipeline systems which deliver our gas; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to hire qualified people to meet replacement or expansion needs; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could cause our results to deteriorate; increases in the price of commodities used in our mining operations and could impact our cost of production; obtaining governmental permits and approvals for our operations; the effects of government regulation; the effects of stringent federal and state safety regulations; the effects of mine closing, reclamation and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; we do not insure against all potential operating risks; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; increased exposure to employee related long-term liabilities; our participation in multi-employer pension plans may expose us to obligations beyond the obligation to our employees; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; risks in exploring for and producing gas; new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; the availability of field services, equipment and personnel for drilling and producing gas; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; costs associated with perfecting title for gas rights in some of our properties; we need to use unproven technologies to extract coalbed methane on some of our properties; location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area; other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties; the coalbeds from which we produce methane gas frequently contain water that may hamper production; and other factors discussed in our 2007 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands - except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2008	2007	2008	2007
Sales - Outside	$1,131,450	$819,938	$4,181,569	$3,324,346
Sales - Gas Royalty Interests	17,381	9,745	79,302	46,586
Sales - Purchased Gas	1,604	4,331	8,464	7,628
Freight - Outside	47,839	54,902	216,968	186,909
Other Income	44,438	29,722	166,142	196,728

Total Revenue and Other Income	1,242,712	918,638	4,652,445	3,762,197
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	725,677	606,743	2,843,203	2,352,000
Gas Royalty Interests’ Costs	14,968	8,257	73,962	39,921
Purchased Gas Costs	1,568	4,174	8,175	7,162
Freight Expense	47,839	54,902	216,968	186,909
Selling, General and Administrative Expense	32,023	29,493	124,543	108,664
Depreciation, Depletion and Amortization	104,830	89,835	389,621	324,715
Interest Expense	8,412	11,594	36,183	30,851
Taxes Other Than Income	75,397	68,110	289,990	258,926
Black Lung Excise Tax Refund	(55,795)	24,092	(55,795)	24,092

Total Costs	954,919	897,200	3,926,850	3,333,240

Earnings Before Income Taxes and Minority Interest	287,793	21,438	725,595	428,957
Income Taxes	101,569	9,173	239,934	136,137

Earnings Before Minority Interest	186,224	12,265	485,661	292,820
Minority Interest	(9,902)	(5,478)	(43,191)	(25,038)

Net Income	$176,322	$6,787	$442,470	$267,782

Basic Earnings Per Share	$0.98	$0.04	$2.43	$1.47

Dilutive Earnings Per Share	$0.97	$0.04	$2.40	$1.45

Weighted Average Number of Common Shares Outstanding:
Basic	180,799,712	181,835,472	182,386,011	182,050,627

Dilutive	182,327,963	184,417,123	184,679,592	184,149,751

Dividends Paid Per Share	$0.10	$0.10	$0.40	$0.31

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Operating Activities:
Net Income	$176,322	$6,787	$442,470	$267,782
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	104,830	89,835	389,621	324,715
Stock-based Compensation	6,275	3,747	25,186	24,243
Gain on the Sale of Assets	(6,782)	(2,491)	(23,368)	(112,389)
Change in Minority Interest	9,902	5,478	43,191	25,038
Amortization of Mineral Leases	1,404	973	4,871	4,519
Deferred Income Taxes	79,343	(4,088)	135,594	59,555
Equity in Earnings of Affiliates	(5,826)	(1,342)	(11,140)	(6,551)
Changes in Operating Assets:
Accounts Receivable Securitization		12,100	39,600	125,400
Accounts and Notes Receivable	(4,217)	(20,867)	(79,747)	14,074
Inventories	(41,206)	2,968	(53,994)	13,448
Prepaid Expenses	3,114	35	(5,032)	(9,145)
Changes in Other Assets	2,915	20,187	17,081	40,164
Changes in Operating Liabilities:
Accounts Payable	50,460	(14,257)	64,851	(2,435)
Other Operating Liabilities	(43,574)	(9,915)	(14,020)	(30,978)
Changes in Other Liabilities	11,805	(2,742)	51,546	(54,924)
Other	1,457	1,590	2,754	1,517

Net Cash Provided by Operating Activities	346,222	87,998	1,029,464	684,033

Investing Activities:
Capital Expenditures	(321,663)	(217,470)	(1,061,669)	(743,114)
Acquisition of AMVEST, net of cash received		(65)		(296,724)
Net Investment in Equity Affiliates	2,487	(4,023)	1,879	(7,057)
Purchase of CNX Gas Stock	(67,259)		(67,259)	(10,000)
Proceeds from Sales of Assets	9,394	20,504	28,193	84,791

Net Cash Used in Investing Activities	(377,041)	(201,054)	(1,098,856)	(972,104)

Financing Activities:
Payments on Miscellaneous Borrowings	(11,419)	(1,619)	(10,414)	(2,935)
Proceeds from Revolver	287,200	66,500	310,200	247,500
Payments on Long Term Notes				(45,000)
Tax Benefit from Stock-Based Compensation	(1,105)	17,324	22,003	23,682
Dividends Paid	(18,079)	(18,193)	(72,957)	(56,475)
Issuance of Treasury Stock	141	12,024	15,215	19,224
Purchases of Common Stock	(97,709)	(25)	(97,794)	(80,157)

Net Cash Provided by Financing Activities	159,029	76,011	166,253	105,839

Net Increase (Decrease) in Cash and Cash Equivalents	128,210	(37,045)	96,861	(182,232)
Cash and Cash Equivalents at Beginning of Period	10,302	78,696	41,651	223,883

Cash and Cash Equivalents at End of Period	$138,512	$41,651	$138,512	$41,651

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and Cash Equivalents	$138,512	$41,651
Accounts and Notes Receivable:
Trade	221,729	180,545
Other Receivables	79,552	69,771
Inventories	227,810	163,193
Deferred Income Taxes	60,599	130,820
Recoverable Income Taxes	33,862	19,090
Prepaid Expenses	221,750	78,085

Total Current Assets	983,814	683,155

Property, Plant and Equipment:
Property, Plant and Equipment	9,980,288	8,945,312
Less - Accumulated Depreciation, Depletion and Amortization	4,214,316	3,980,270

Total Property, Plant and Equipment - Net	5,765,972	4,965,042

Other Assets:
Deferred Income Taxes	333,543	374,811
Investment in Affiliates	72,996	94,866
Other	214,133	90,216

Total Other Assets	620,672	559,893

TOTAL ASSETS	$7,370,458	$6,208,090

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) December 31, 2008	December 31, 2007
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$385,197	$238,312
Short-Term Notes Payable	557,700	247,500
Current Portion of Long-Term Debt	22,401	18,283
Other Accrued Liabilities	546,442	512,302

Total Current Liabilities	1,511,740	1,016,397

Long-Term Debt:
Long-Term Debt	393,312	398,077
Capital Lease Obligations	75,039	90,848

Total Long-Term Debt	468,351	488,925
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,493,344	2,336,809
Pneumoconiosis Benefits	190,261	171,896
Mine Closing	404,629	399,633
Workers’ Compensation	128,477	118,356
Deferred Revenue		3,162
Salary Retirement	194,567	67,392
Reclamation	38,193	34,317
Other	266,550	193,666

Total Deferred Credits and Other Liabilities	3,716,021	3,325,231

Minority Interest	212,159	163,118

Total Liabilities and Minority Interest	5,908,271	4,993,671

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 183,014,426 Issued and 180,549,851 Outstanding at December 31, 2008; 185,126,526 Issued and 182,291,623 Outstanding at December 31, 2007	1,830	1,851
Capital in Excess of Par Value	993,478	966,544
Retained Earnings	1,010,902	766,536
Other Comprehensive Loss	(461,900)	(419,284)
Common Stock in Treasury, at Cost - 2,464,575 Shares at December 31, 2008 and 2,834,903 Shares at December 31, 2007	(82,123)	(101,228)

Total Stockholders’ Equity	1,462,187	1,214,419

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,370,458	$6,208,090

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity
Balance - December 31, 2007	$1,851	$966,544	$766,536	$(419,284)	$(101,228)	$1,214,419

(Unaudited)
Net Income	—	—	442,470	—	—	442,470
Treasury Rate Lock (Net of ($55) tax)	—	—	—	(77)	—	(77)
Gas Cash Flow Hedge (Net of $77,292 tax)	—	—	—	118,646	—	118,646
FAS 158 Long-Term Liability Adjustments (Net of ($213) tax)	—	—	—	(347)	—	(347)
FAS 158 YE Adjustments (Net of ($81,943) Tax)	—	—	—	(139,958)	—	(139,958)

Comprehensive Income (Loss)	—	—	442,470	(21,736)	—	420,734

Cumulative Effect of FAS 158 Measurement (Net of ($23,562) tax)	—	—	(38,606)	(87)	—	(38,693)
Adjust Minority Interest in OCI of GAS	—	—	—	(20,793)	—	(20,793)
Issuance of Treasury Stock	—	—	(21,519)	—	34,980	13,461
Purchases of Treasury Stock	—	—	—	—	(15,875)	(15,875)
Retirement of Common Stock	—	—	—	—	—	—
(2,112,200 shares)	(21)	(16,876)	(65,022)	—	—	(81,919)
Tax Benefit from Stock-Based Compensation	—	22,003	—	—	—	22,003
Amortization of Stock-Based Compensation Awards	—	21,807	—	—	—	21,807
Dividends ($0.40 per share)	—	—	(72,957)	—	—	(72,957)

Balance - December 31, 2008	$1,830	$993,478	$1,010,902	$(461,900)	$(82,123)	$1,462,187

INCOME STATEMENT BY SEGMENT

In Millions

	Quarter Ended December 31, 2008
	COAL			Total	Total
	Produced	Other	Total	Gas	Other	TOTAL
Sales	$833	$36	$869	$186	$78	$1,133
Gas Royalty Interests	—	—	—	17	—	17
Freight Revenue	48	—	48	—	—	48
Other Income	—	27	27	(4)	22	45

Total Revenue and Other Income	881	63	944	199	100	1,243

Cost of Goods Sold	495	78	573	60	95	728
Gas Royalty Interests’ Costs	—	—	—	15	—	15
Freight Expense	48	—	48	—	—	48
Selling, General & Admin.	18	1	19	7	6	32
DD&A	77	2	79	20	6	105
Interest Expense	—	—	—	—	8	8
Taxes Other Than Income	46	21	67	6	2	75
Black Lung Excise Tax Refund	—	(56)	(56)	—	—	(56)

Total Cost	684	46	730	108	117	955

Earnings Before Income Taxes	$197	$17	$214	$91	$(17)	288
Income Tax Expense						(102)

Earnings Before Minority Interest						186
Minority Interest						(10)

Net Income						$176

INCOME STATEMENT BY SEGMENT

In Millions

	Year to Date December 31, 2008
	COAL			Total	Total
	Produced	Other	Total	Gas	Other	TOTAL
Sales	$3,067	$118	$3,185	$689	$316	$4,190
Gas Royalty Interests	—	—	—	79	—	79
Freight Revenue	217	—	217	—	—	217
Other Income	—	106	106	9	51	166

Total Revenue and Other Income	3,284	224	3,508	777	367	4,652

Cost of Goods Sold	2,031	282	2,313	197	341	2,851
Gas Royalty Interests’ Costs	—	—	—	74	—	74
Freight Expense	217	—	217	—	—	217
Selling, General & Admin.	72	3	75	25	25	125
DD&A	287	12	299	69	22	390
Interest Expense	—	—	—	—	36	36
Taxes Other Than Income	253	—	253	26	11	290
Black Lung Excise Tax Refund	—	(56)	(56)	—	—	(56)

Total Cost	2,860	241	3,101	391	435	3,927

Earnings Before Income Taxes	$424	$(17)	$407	$386	$(68)	725
Income Tax Expense						(240)

Earnings Before Minority Interest						485
Minority Interest						(43)

Net Income						$442

CONSOL Energy Inc.

Financial and Operating Statistics

	Quarter Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2008	2007	2008	2007
AS REPORTED FINANCIALS:

Revenue ($ MM)	$1,242.712	$918.638	$4,652.445	$3,762.197
EBIT ($MM) *	$255.268	$26.420	$685.574	$421.978
EBITDA ($ MM) *	$360.098	$116.255	$1,075.195	$746.693
Net Income / (Loss) ($ MM)	$176.322	$6.787	$442.470	$267.782
EPS(diluted)	$0.97	$0.04	2.40	1.45
Average shares outstanding - Dilutive	182,327,963	184,417,123	184,679,592	184,149,751

CAPEX ($ MM) (including acquisitions)	$321.663	$217.535	$1,061.669	$1,039.838

COAL OPERATIONAL:
# Complexes Producing (end of period)	17	15	17	15
Sales (MM tons)-Produced only	16.892	15.880	64.566	$64.925
Average sales price ** ($/ton)	$51.88	$40.66	$48.77	$40.60
Production income ($/ton)	$12.35	$5.54	$7.69	$6.91
Production (MM tons)-Produced only	17.458	15.800	65.077	64.617
Produced Tons Ending inventory (MM tons)***	1.727	1.309	1.727	1.309

*	Year to date total may not add due to rounding
**	note: average sales price of tons produced
***	note: includes equity companies

CONSOL ENERGY INC.

PRODUCTION

(000’s)

	4TH QTR 2008 ACTUAL	4TH QTR 2007 ACTUAL
TOTAL NORTHERN APPALACHIA	13,307	12,988
TOTAL CENTRAL APPALACHIA	3,835	2,520
OTHER	317	293

TOTAL PRODUCTION	17,458	15,800

*	May not add due to rounding